Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

NATURE VISION, INC.

The following Amended and Restated Articles of Incorporation supersede the previous Articles of Incorporation and shall be the current Articles of Incorporation of the corporation:

ARTICLE I

Name

The name of this corporation shall be Nature Vision, Inc.

ARTICLE II

Registered Office

The location and address of this corporation’s registered office in this state shall be 4800 Quebec Avenue North, Minneapolis, Minnesota  55428.

ARTICLE III

Authorized Capital

The total authorized number of shares of this corporation is Twenty-Five Million (25,000,000) shares. All common stock shall have the par value of sixteen cents ($.16) per share. The Board of Directors has the authority to establish more than one class or series of shares and to fix the relative rights and preferences of any such different class or series.

ARTICLE IV

Cumulative Voting Prohibition

Shareholders shall have no rights of cumulative voting.

ARTICLE V

Preemptive Rights Prohibition

Shareholders shall have no rights, preemptive or otherwise, under Minnesota Statutes, Section 302A.413 (or similar provisions of future law) to acquire any part of any unissued shares or other securities of this corporation or any rights to purchase shares or other securities of this corporation before the corporation may offer them to other persons.

ARTICLE VI

Limitation of Director Liability

A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for (i) liability based on a breach of the duty of loyalty to the corporation or the shareholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability based on the payment of an improper dividend or an improper repurchase of the corporation’s stock under Minnesota Statutes, Section 302A.559 or on the sale of unregistered securities or securities fraud under Minnesota Statutes, Section 80A.23; or (iv) liability for any transaction from which the director derived an improper personal benefit. If Minnesota Statutes, Chapter 302A hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by Minnesota Statutes, Chapter 302A, as amended. Any repeal or modification of this Article by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

ARTICLE VII

Directors’ Action by Written Consent

Any action required or permitted to be taken at a meeting of the Board of Directors may be taken by written action signed by all of the directors then in office, unless the action is one which need not be approved by the shareholders, in which case such action shall be effective if signed by the number of directors that would be required to take the same action at a meeting at which all directors were present.

ARTICLE VIII

Share Acquisition Act

The provisions of Minnesota Statutes, Section 302A.671 (or similar provisions of future law) shall not apply to this corporation.

ARTICLE IX

Amendments

The provisions of Articles IX and X and the provisions of Sections 3.2 and 3.11 of the corporation’s bylaws may not be repealed or amended in any respect except by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of Voting Stock (unless the proposed repeal or amendment has been expressly approved by a majority of all members of the Board of Directors in which case such a repeal or amendment shall be approved by the holders of a majority of the Voting Stock). The term “Voting Stock” shall mean all outstanding shares of capital stock of the corporation entitled to vote pursuant to the Minnesota Business Corporation Act.

ARTICLE X

Removal of Directors

Any one or all of the directors of the corporation may be removed at any time, with or without cause, by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of Voting Stock (as defined in Article IX) (unless the proposed removal has been expressly approved by a majority of all members of the Board of Directors in which case such removal shall be approved by the holders of a majority of the Voting Stock).